Exhibit 99.1

FOR IMMEDIATE RELEASE-	CONTACT: Mr. Sheldon Saidman (719-548-9963)
American Lorain Corporation	NEWS RELEASE
Shandong Province
People’s Republic of China

AMERICAN LORAIN CORPORATION REPORTS THIRD QUARTER 2007 RESULTS

Junan County, Shandong Province, November 15, 2007 – American Lorain Corporation (OTC Bulletin Board: ALRC.OB, the "Company") a leading China-based food processing company engaged in the development, manufacture and sale of food products worldwide, today announced financial results for the third quarter of the Company’s 2007 fiscal year, ended September 30, 2007. The Company develops, manufactures and sells its food products through its subsidiaries under the brand name "Lorain Foods."

Quarter to quarter comparison

For the three months ended September 30, 2007, the Company reported revenues of $22.8 million, an increase of 79.6% compared to the $12.7 million reported for the same period last year. Gross profits for the three months ended September 30, 2007, were $4.7 million, or 20.6% of sales, compared to gross profits of $3.0 million, or 23.9% of sales, for the same quarter last year. Total operating expenses for the three months ended September 30, 2007 were $1.9 million, or 8.4% of sales, compared to $0.76 million, or 6.0% of sales, for the same period last year. Net income for the three months ended September 30, 2007 was $2.4 million, an increase of 29.7% compared to net income of $1.9 million in the same period a year ago.

Balance sheet items

The Company’s cash and cash equivalents balances as of September 30, 2007 was $9.5 million, compared to cash and cash equivalents of $2.3 million as of December 31, 2006. As of September 30, 2007, total current assets were $61.2 million and stockholders equity was $37.0 million.

According to Chairman, President and CEO, Si Chen, "The record performance of our Company for the quarter reflects our commitment to meeting all of our financial objectives. Despite the one-time second-quarter charge of over $1 million needed to return to full operation, we are back on our financial plan for the year. As we predicted, we have totally recovered from the untimely fire earlier in the year, with the full 2,000 square meters of production space and equipment damaged in the blaze rebuilt, repaired or replaced. In fact, we have added production space that is almost double what was lost. In addition, capacity has been added to increase output, and freezer storage has been increased to better manage the historically high peak season. Because of our ability to respond effectively, we successfully positioned ourselves to take full advantage of this past quarter, and confidently look to the fourth quarter, our period of highest demand, with the firm belief that we can deliver solid financial results in the future."

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The Company assured Shareholders that with its ISO certifications, along with various other official recognitions, including government agency inspections, Lorain products will continue to be produced with the most exacting specifications and the highest quality standards. The Company cites their Junan County plant as an example. That facility has earned attestation from the British Retail Consortium (BRC) that provides a set of quality system and sanitation standards for food suppliers. Lorain reports that this is particularly important since the BRC criterion is generally accepted by foodstuff suppliers in Europe, and considered a key qualification for food products purchased by retailers and buying groups. Mr. Chen states that "We fully expect that our reputation for providing products that are safe and, by all measurements, of exceptional quality, will prove to be a definitive competitive advantage as distributors and end users will turn to Lorain products for the assurances they are seeking."

Mr. Chen went on to say, "The management team and our employees have returned to operations with significant improvements in our processes. This has allowed the Company to competently react to the ever-increasing demand for not only our excellent array of chestnut varieties, but also our many high-quality processed food offerings, including government inspected and certified meat and meat products, as well as our growing line of convenience foods. We are all very proud of what the Company has accomplished, and we certainly expect to continue to build on our reputation which we think will result in sustained revenue and profit growth."

Nine Month Financial Results

For the first nine months of 2007, total revenue was $48.1 million, up 72.9% from the $27.8 million in revenue reported in the first nine months of 2006. Gross profit for the first nine months of 2007 was $10.6 million, up 65.8% from gross profit of $6.4 million in the comparable period a year ago. Gross margin was 21.5% for the first nine months of 2007, compared to 23.0% for the first nine months of 2006. Income from operations for the period was $7.5 million, up 71.7% from $4.3 million in the first nine months of 2006. Net income for the first nine months of 2007 was $3.7 million, up 27.5% from $2.9 million in the first nine months of 2006. Fully diluted earnings per share were $0.17 for the first nine months of 2007 compared to $0.16 in the first nine months of 2006.

Financial Condition

As of September 30, 2007, American Lorain had $9.5 million in cash and cash equivalents, no long-term debt and $20.4 million in working capital, of which $3.7 million is restricted. Shareholders’ equity stood at $37.0 million up from shareholders’ equity of $16.1 million at December 31, 2006.

About American Lorain Corporation.

American Lorain is a U.S. public company that operates through its four indirect subsidiaries, two in Junan County, one in Luotian Hubei Province and one in Beijing, China. American Lorain is a leading food processing company engaging in the development, manufacture and sale of food products worldwide. Formed in 1994, the company produces hundreds of varieties of food products, categorized into three interrelated divisions: chestnut products, processed food, including frozen, canned and packaged goods, and convenience foods, consisting of meals ready to eat (MRE) and ready to cook (RTC).

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FORWARD LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of American Lorain and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions, including but not limited to, statements regarding the continued demand for American Lorain’s products, American Lorain’s ability to sustain growth for the balance of the year and American Lorain’s ability to generally meet all of its objectives. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, American Lorain is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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